Filed pursuant to Rule 433

Registration No. 333-207633

Issuer Free Writing Prospectus dated May 8, 2017

Relating to Preliminary Prospectus Supplement dated May 8, 2017

Term Sheet

May 8, 2017

Issuer:	Intel Corporation
Anticipated Ratings:*	A1 (Moody’s)/A+ (S&P)/A+ (Fitch)
Security Type:	SEC Registered
Trade Date:	May 8, 2017
Expected Settlement Date:	May 11, 2017 (T+3)
Use of proceeds:	General corporate purposes, which may include refinancing of outstanding debt or share repurchases

Floating Rate Notes due 2020

Size:	$700,000,000
Maturity Date:	May 11, 2020
Coupon:	Three-month LIBOR plus 8 bps
Interest Payment Dates:	February 11, May 11, August 11 and November 11, commencing on August 11, 2017
Price to Public:	100.000%
Optional redemption:	None
CUSIP/ISIN:	458140BA7/US458140BA73

Floating Rate Notes due 2022

Size:	$800,000,000
Maturity Date:	May 11, 2022
Coupon:	Three-month LIBOR plus 35 bps
Interest Payment Dates:	February 11, May 11, August 11 and November 11, commencing on August 11, 2017
Price to Public:	100.000%
Optional redemption:	None
CUSIP/ISIN:	458140BC3/US458140BC30

1.850% Senior Notes due 2020

Size:	$1,000,000,000
Maturity Date:	May 11, 2020
Coupon:	1.850%
Interest Payment Dates:	May 11 and November 11 commencing on November 11, 2017
Price to Public:	99.962%
Benchmark Treasury:	UST 1.500% due April 15, 2020
Benchmark Treasury Yield:	1.533%
Spread to Benchmark Treasury:	+33 bps
Yield:	1.863%
Make-Whole Call:	T+5 bps for any redemption prior to maturity
Par Call:	None
CUSIP/ISIN:	458140AZ3/US458140AZ34

2.350% Senior Notes due 2022

Size:	$750,000,000
Maturity Date:	May 11, 2022
Coupon:	2.350%
Interest Payment Dates:	May 11 and November 11 commencing on November 11, 2017
Price to Public:	99.939%
Benchmark Treasury:	UST 1.875% due April 30, 2022
Benchmark Treasury Yield:	1.913%
Spread to Benchmark Treasury:	+45 bps
Yield:	2.363%
Make-Whole Call:	T+10 bps for any redemption prior to April 11, 2022
Par Call:	On or after April 11, 2022
CUSIP/ISIN:	458140BB5/US458140BB56

2.875% Senior Notes due 2024

Size:	$1,250,000,000
Maturity Date:	May 11, 2024
Coupon:	2.875%
Interest Payment Dates:	May 11 and November 11 commencing on November 11, 2017
Price to Public:	99.975%
Benchmark Treasury:	UST 2.000% due April 30, 2024
Benchmark Treasury Yield:	2.199%
Spread to Benchmark Treasury:	+68 bps
Yield:	2.879%
Make-Whole Call:	T+12.5 bps for any redemption prior to March 11, 2024
Par Call:	On or after March 11, 2024
CUSIP/ISIN:	458140BD1/US458140BD13

3.150% Senior Notes due 2027

Size:	$1,000,000,000
Maturity Date:	May 11, 2027
Coupon:	3.150%
Interest Payment Dates:	May 11 and November 11 commencing on November 11, 2017
Price to Public:	99.668%
Benchmark Treasury:	UST 2.250% due February 15, 2027
Benchmark Treasury Yield:	2.389%
Spread to Benchmark Treasury:	+80 bps
Yield:	3.189%
Make-Whole Call:	T+15 bps for any redemption prior to February 11, 2027
Par Call:	On or after February 11, 2027
CUSIP/ISIN:	458140AX8/US458140AX85

4.100% Senior Notes due 2047

Size:	$1,000,000,000
Maturity Date:	May 11, 2047
Coupon:	4.100%
Interest Payment Dates:	May 11 and November 11 commencing on November 11, 2017
Price to Public:	99.419%
Benchmark Treasury:	UST 2.875% due November 15, 2046
Benchmark Treasury Yield:	3.034%
Spread to Benchmark Treasury:	+110 bps
Yield:	4.134%
Make-Whole Call:	T+20 bps for any redemption prior to November 11, 2046
Par Call:	On or after November 11, 2046
CUSIP/ISIN:	458140AY6/US458140AY68

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.

Co-Managers:	Blaylock Van, LLC
Samuel A. Ramirez & Company, Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (ii) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.